                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	Tom Wright	Natalie Gillespie
2021 McKinney Avenue	412-258-4781	412-394-2850
Dallas, TX 75201 U.S.A.	tom.wright@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com

ATI Announces Fourth Quarter 2022 Results
Continued strong performance and year-over-year revenue growth in aerospace and defense

◦Q4 2022 sales of $1.01 billion up 32% over Q4 2021; full year 2022 sales of $3.84 billion up 37% over full year 2021
◦Q4 2022 net income attributable to ATI of $76.9 million, or $0.53 per share; full year 2022 net income attributable to ATI of $130.9 million, or $0.96 per share
◦Aerospace and defense represent 53% of Q4 2022 sales, up from 41% in Q4 2021
◦Non-GAAP information
▪Q4 2022 ATI adjusted EBITDA was $140.1 million, or 13.9% of sales, up 48% over Q4 2021; full year 2022 ATI adjusted EBITDA was $549.3 million, or 14.3% of sales, up 89% over full year 2021

DALLAS, TX--(PR Newswire)--February 2, 2023--ATI Inc. (NYSE: ATI) reported fourth quarter 2022 results, with sales of $1.01 billion and net income attributable to ATI of $76.9 million, or $0.53 per share.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q4 2022	Q3 2022	Change	Q4 2021	Change

Sales	$1,010.4	$1,032.0	(2)%	$765.4	32%
Net income (loss) attributable to ATI	$76.9	$61.1	26%	$(29.8)	NM
Earnings (loss) per share	$0.53	$0.42	26%	$(0.23)	NM
Non-GAAP information
Adjusted net income attributable to ATI*	$76.9	$77.4	(1)%	$33.6	129%
Adjusted earnings per share*	$0.53	$0.53	—%	$0.25	112%
ATI adjusted EBITDA*	$140.1	$141.1	(1)%	$94.7	48%
Earnings per share for Q4 2022 was $0.53, and ATI adjusted EBITDA* was $140.1 million, or 13.9% of sales. Adjusted results for Q3 2022 exclude $19.9 million for a litigation settlement. Fourth quarter 2021 adjusted results exclude a $65.5 million pre-tax debt extinguishment charge for the redemption of the $500 million, 5.875% notes due in 2023.

* Detailed reconciliations of the reported information under accounting principles generally accepted in the United States (U.S. GAAP) to adjusted non-GAAP figures are included in accompanying financial tables.

“The team executed well in the fourth quarter, meeting increasing demand in strong markets and accelerating cash generation,” said Robert S. Wetherbee, Board Chair, President and CEO. “Aerospace and defense sales increased by 65% over the prior year, reflecting the power of the markets and value-add shift made possible by our transformation.”

The momentum in our core markets is driving profitable growth across the enterprise. In our HPMC segment, full-year sales were up more than 40%, and EBITDA margins expanded over 400 basis points. In the AA&S segment, the benefits of our transformation resulted in a 33% increase in full-year sales and EBITDA margin expansion exceeding 300 basis points.

"We’re on the verge of the most robust aerospace ramp in decades, and we’re running our business to take full advantage of everything that opportunity presents," said Wetherbee.

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q4 2022	Q3 2022	Q4 2021
Sales	$445.9	$457.6	$313.6

Segment EBITDA	$81.8	$85.8	$60.7
% of Sales	18.3%	18.8%	19.4%
•HPMC's fourth quarter 2022 sales decreased 3% compared to the third quarter 2022. While aerospace and defense related sales were comparable to Q3 2022, other markets, most notably energy were down modestly. Overall aerospace and defense sales were 83% of total HPMC sales in the fourth quarter 2022. Fourth quarter 2022 sales improved 42% compared to the fourth quarter 2021, with sales of commercial aerospace products increasing by 85% compared to the prior year period.
•HPMC segment EBITDA was $81.8 million, or 18.3% of sales. Strength in the HPMC segment continues to be driven by content on the next-generation platforms. HPMC's full year 2022 sales associated with these next-generation platforms were in line with full year 2019 deliveries.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q4 2022	Q3 2022	Q4 2021
Sales	$564.5	$574.4	$451.8

Segment EBITDA	$72.1	$75.8	$49.2
% of Sales	12.8%	13.2%	10.9%
•AA&S fourth quarter 2022 sales decreased 2% compared to the third quarter 2022. Fourth quarter sales to the aerospace and defense markets were 9% higher compared to the third quarter 2022. Fourth quarter sales to the energy markets increased 8% compared to the third quarter 2022. These favorable trends were offset by recessionary softness in general industrial end markets. Fourth quarter 2022 sales improved 25% compared to the fourth quarter 2021, despite lingering COVID impacts associated with our Asian precision rolled strip business which saw sales decline by 22%. Sales of commercial aerospace products increased by 113% compared to the prior year period.

•AA&S segment EBITDA was $72.1 million, or 12.8% of sales. Weaker mix of nickel-alloy mill products resulted in lower margins in the fourth quarter 2022 compared to the third quarter 2022. Fourth quarter 2022 EBITDA margins saw meaningful expansion when compared to the fourth quarter 2021 as a result of the stronger deliveries of high value-add products including nickel-based alloys and titanium mill products.

Corporate Items and Cash
•Closed operations and other expense (income) was a benefit of $0.7 million in the fourth quarter 2022, compared to expense of $6.3 million in the third quarter 2022, and expense of $0.3 million in the fourth quarter 2021. Higher costs in the third quarter 2022 were primarily related to foreign currency remeasurement impacts and higher costs associated with closed operations.
•Fourth quarter 2022 results include a $4.2 million income tax provision, primarily related to our Asian precision rolled strip business. Fourth quarter 2021 results included a $4.7 million income tax benefit, primarily related to a preferential tax rate for our Asian precision rolled strip business. ATI maintains a valuation allowance on its U.S. deferred tax assets and does not expect to pay any significant U.S. federal or state income taxes for the next several years due to net operating loss carryforwards.
•Fourth quarter 2021 results include a $65.5 million debt extinguishment charge related to the redemption of our $500 million 2023 notes.
•For the fourth quarter of 2022, cash provided by operating activities was $324.3 million, and cash provided by operations was $224.9 million for the full year. Fourth quarter 2022 managed working capital as a percent of sales improved to 30.1%. Continued efforts to focus on operational improvements are yielding improved inventory turns and reducing the inventory intensity of our business. Capital expenditures for the fourth quarter were $30.4 million and full year capital expenditures were $130.9 million. 2022 capital expenditures exclude $38 million of incurred but unpaid capital expenditures at the end of 2022.
•Cash on hand at December 31, 2022 was $584 million, and available additional liquidity under the asset-based lending (ABL) credit facility was approximately $538 million. ATI has no significant debt maturities until 2025.
•Of the $150 million approved by the Board for share repurchases, the Company has repurchased $140 million in 2022.
•As of December 31, 2022, our consolidated net pension liability was $219 million, or 88% funded on a financial reported basis, a significant improvement compared to a $396 million liability, or 84% funded position, at December 31, 2021.

Full Year 2022 Results

	Full Year		Y-O-Y
($ in millions except per share amounts)	2022	2021	Change

Sales	$3,836.0	$2,799.8	37%
Net income (loss) attributable to ATI	$130.9	$(38.2)	NM
Earnings (loss) per share	$0.96	$(0.30)	NM
Non-GAAP information
Adjusted net income attributable to ATI*	$287.7	$16.8	1613%
Adjusted earnings per share*	$1.99	$0.13	1431%
ATI adjusted EBITDA*	$549.3	$290.9	89%

* Detailed reconciliations of the reported information under accounting principles generally accepted in the United States (U.S. GAAP) to adjusted non-GAAP figures are included in accompanying financial tables.

Results improved during 2022, despite the inclusion of the loss on the sale of the Sheffield, UK operations and the costs associated with the settlement of litigation related to the 2016 idling of the Rowley, UT titanium sponge production facility. The 2022 charges were partially offset by severance-related reserve adjustments based on changes in the planned operating rates and revised work force reduction estimates. Results from 2021 included costs associated with a three and a half month labor strike primarily affecting the AA&S segment and a $65.5 million debt extinguishment charge related to the redemption of our $500 million 2023 notes. Partially offsetting those charges in 2021 were the favorable impacts of a $64.9 million pre-tax retirement benefit settlement gain, $13.8 million pre-tax gain on the sale of the Flowform Products business, and pre-tax net credits for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates.

Outlook

“We’re strategically investing—with disciplined capital allocation—to ensure we have the capabilities and capacity needed to meet unprecedented demand," said Wetherbee. “Our deliberate actions to transform give us resilience against potential headwinds, reducing the impact of volatility on our business. We expect ongoing strength in our key markets to drive profitable revenue growth,” he said. “As our results demonstrate, we’re on track to achieve our long-term targets, delivering for our customers, our shareholders, and our team."

***********
ATI will conduct a conference call with investors and analysts on Thursday, February 2, 2023, at 10:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImaterials.com. To access the broadcast, click on “Conference Call.” Replay of the conference call will be available on the ATI website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) business and economic disruptions associated with the currently ongoing COVID-19 pandemic or other similar widespread public health crises that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2021, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.

ATI Inc.
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2022	2022	2021	2022	2021

Sales	$1,010.4	$1,032.0	$765.4	$3,836.0	$2,799.8

Cost of sales	824.7	848.2	643.2	3,121.8	2,466.6
Gross profit	185.7	183.8	122.2	714.2	333.2

Selling and administrative expenses	76.8	73.2	57.8	297.5	226.9
Restructuring charges (credits)	0.2	(2.6)	(2.8)	(4.8)	(11.3)
Loss on asset sales and sales of businesses, net	—	—	—	134.2	—
Operating income	108.7	113.2	67.2	287.3	117.6
Nonoperating retirement benefit income (expense)	(6.5)	(6.5)	(7.1)	(25.4)	37.2
Interest expense, net	(19.6)	(20.8)	(24.7)	(87.4)	(96.9)
Debt extinguishment charge	—	—	(65.5)	—	(65.5)
Other income (expense), net	2.8	(18.5)	0.8	(12.5)	18.2
Income (loss) before income taxes	85.4	67.4	(29.3)	162.0	10.6
Income tax provision (benefit)	4.2	3.0	(4.7)	15.5	26.8
Net income (loss)	$81.2	$64.4	$(24.6)	$146.5	$(16.2)
Less: Net income attributable to noncontrolling interests	4.3	3.3	5.2	15.6	22.0
Net income (loss) attributable to ATI	$76.9	$61.1	$(29.8)	$130.9	$(38.2)

Basic net income (loss) attributable to ATI per common share	$0.60	$0.47	$(0.23)	$1.03	$(0.30)

Diluted net income (loss) attributable to ATI per common share	$0.53	$0.42	$(0.23)	$0.96	$(0.30)

ATI Inc.
Sales and EBITDA by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2022	2022	2021	2022	2021
Sales:
High Performance Materials & Components	$445.9	$457.6	$313.6	$1,641.2	$1,155.1
Advanced Alloys & Solutions	564.5	574.4	451.8	2,194.8	1,644.7
Total external sales	$1,010.4	$1,032.0	$765.4	$3,836.0	$2,799.8

EBITDA:
High Performance Materials & Components	$81.8	$85.8	$60.7	$296.0	$159.9
% of Sales	18.3%	18.8%	19.4%	18.0%	13.8%
Advanced Alloys & Solutions	72.1	75.8	49.2	327.8	191.7
% of Sales	12.8%	13.2%	10.9%	14.9%	11.7%
Total segment EBITDA	153.9	161.6	109.9	623.8	351.6
% of Sales	15.2%	15.7%	14.4%	16.3%	12.6%
Corporate expenses	(14.5)	(14.2)	(14.9)	(62.4)	(55.9)
Closed operations and other (expense) income	0.7	(6.3)	(0.3)	(12.1)	(4.8)
ATI Adjusted EBITDA	$140.1	$141.1	$94.7	$549.3	$290.9

Depreciation & amortization (a)	(35.8)	(35.6)	(35.9)	(142.9)	(143.9)
Interest expense, net	(19.6)	(20.8)	(24.7)	(87.4)	(96.9)
Restructuring and other credits (charges)	(0.2)	(17.3)	2.0	(23.7)	10.5
Strike related costs	—	—	—	—	(63.2)
Retirement benefit settlement gain	—	—	—	—	64.9
Debt extinguishment charge	—	—	(65.5)	—	(65.5)
Joint venture restructuring credit	0.9	—	—	0.9	—
Gain (loss) on asset sales and sales of businesses, net	—	—	0.1	(134.2)	13.8
Income (loss) before income taxes	$85.4	$67.4	$(29.3)	$162.0	$10.6

(a) The following is depreciation & amortization by each business segment:
	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2022	2022	2021	2022	2021
High Performance Materials & Components	$16.8	$16.7	$18.0	$68.3	$75.0
Advanced Alloys & Solutions	17.4	17.1	16.6	67.4	64.5
Other	1.6	1.8	1.3	7.2	4.4
Total depreciation & amortization	$35.8	$35.6	$35.9	$142.9	$143.9

ATI Inc.
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	December 31	December 31
	2022	2021
ASSETS

Current Assets:
Cash and cash equivalents	$584.0	$687.7
Accounts receivable, net of allowances for doubtful accounts	579.2	470.0
Short-term contract assets	64.1	53.9
Inventories, net	1,195.7	1,046.3
Prepaid expenses and other current assets	53.4	48.8
Total Current Assets	2,476.4	2,306.7

Property, plant and equipment, net	1,549.1	1,528.5
Goodwill	227.2	227.9
Other assets	192.9	222.1

Total Assets	$4,445.6	$4,285.2

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$553.3	$375.5
Short-term contract liabilities	149.1	116.2
Short-term debt and current portion of long-term debt	41.7	131.3
Other current liabilities	219.8	233.4
Total Current Liabilities	963.9	856.4

Long-term debt	1,706.3	1,711.6
Accrued postretirement benefits	184.9	258.1
Pension liabilities	225.6	415.4
Other long-term liabilities	207.7	211.0
Total Liabilities	3,288.4	3,452.5

Total ATI stockholders' equity	1,045.9	685.6
Noncontrolling interests	111.3	147.1
Total Equity	1,157.2	832.7

Total Liabilities and Equity	$4,445.6	$4,285.2

ATI Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Fiscal Year Ended
	December 31	December 31
	2022	2021

Operating Activities:
Net income (loss)	$146.5	$(16.2)

Depreciation and amortization	142.9	143.9
Share-based compensation	26.0	21.1
Deferred taxes	(0.1)	1.0
Debt extinguishment charge	—	65.5
Net gain from disposal of property, plant and equipment	(0.9)	(2.9)
Loss (gain) on sales of businesses	141.0	(13.8)
Changes in operating assets and liabilities:
Inventories	(190.8)	(53.9)
Accounts receivable	(128.5)	(126.0)
Accounts payable	156.1	88.5
Retirement benefits	(46.7)	(110.7)
Accrued liabilities and other	(20.6)	19.6
Cash provided by operating activities	224.9	16.1
Investing Activities:
Purchases of property, plant and equipment	(130.9)	(152.6)
Proceeds from disposal of property, plant and equipment	3.1	20.8
Proceeds from sales of businesses, net of transaction costs	0.3	53.1
Other	0.8	1.4
Cash used in investing activities	(126.7)	(77.3)
Financing Activities:
Borrowings on long-term debt	—	675.7
Payments on long-term debt and finance leases	(23.1)	(515.6)
Net borrowings (payments) under credit facilities	(5.6)	21.7
Debt issuance costs	—	(9.5)
Debt extinguishment charge	—	(64.5)
Purchase of treasury stock	(139.9)	—
Sale to noncontrolling interests	6.4	—
Dividends paid to noncontrolling interests	(34.0)	—
Taxes on share-based compensation and other	(5.7)	(4.8)
Cash provided by (used in) financing activities	(201.9)	103.0
Increase (decrease) in cash and cash equivalents	(103.7)	41.8
Cash and cash equivalents at beginning of period	687.7	645.9
Cash and cash equivalents at end of period	$584.0	$687.7

ATI Inc.
Revenue by Market
(Unaudited, dollars in millions)

	Three Months Ended						Fiscal Year Ended
	December 31		September 30		December 31		December 31		December 31
	2022		2022		2021		2022		2021
Market
Aerospace & Defense:
Jet Engines- Commercial	$305.6	30%	$312.6	30%	$152.7	20%	$1,063.5	28%	$517.2	19%
Airframes- Commercial	137.7	14%	131.4	13%	78.8	10%	468.9	12%	262.7	9%
Defense	97.0	9%	86.1	8%	82.9	11%	341.2	9%	352.8	13%
Total Aerospace & Defense	$540.3	53%	$530.1	51%	$314.4	41%	$1,873.6	49%	$1,132.7	41%
Energy:
Oil & Gas	121.3	12%	127.1	12%	101.3	13%	476.7	13%	332.3	12%
Specialty Energy	79.3	8%	65.6	7%	57.0	8%	276.6	7%	259.6	9%
Total Energy	200.6	20%	192.7	19%	158.3	21%	753.3	20%	591.9	21%
Automotive	66.0	6%	69.6	7%	67.3	9%	302.1	8%	305.1	11%
Electronics	50.5	5%	48.5	5%	59.7	7%	200.0	5%	215.1	8%
Medical	40.0	4%	47.4	4%	36.2	5%	163.1	4%	131.5	5%
Construction/Mining	36.7	4%	47.8	5%	32.5	4%	176.4	5%	122.2	4%
Food Equipment & Appliances	16.6	2%	45.2	4%	53.6	7%	158.5	4%	153.1	5%
Other	59.7	6%	50.7	5%	43.4	6%	209.0	5%	148.2	5%
Total	$1,010.4	100%	$1,032.0	100%	$765.4	100%	$3,836.0	100%	$2,799.8	100%

ATI Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2022	2022	2021	2022	2021
Percentage of Total ATI Sales
Nickel-based alloys and specialty alloys	50%	54%	47%	52%	43%
Precision forgings, castings and components	16%	15%	16%	15%	16%
Titanium and titanium-based alloys	14%	11%	10%	11%	12%
Precision rolled strip products	13%	12%	18%	14%	19%
Zirconium and related alloys	7%	8%	9%	8%	10%
Total	100%	100%	100%	100%	100%

Note: The Company no longer presents standard stainless product sales as a separate product category. Prior period information includes these sales within the nickel-based alloys and specialty alloys category. Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

ATI Inc.
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2022	2022	2021	2022	2021
Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$76.9	$61.1	$(29.8)	$130.9	$(38.2)
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	—	—	—	2.2	—
3.5% Convertible Senior Notes due 2025	2.7	2.8	—	11.3	—
Numerator for Diluted net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$79.6	$63.9	$(29.8)	$144.4	$(38.2)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	129.1	129.8	127.2	127.5	127.1
Effect of dilutive securities:
Share-based compensation	2.5	2.2	—	2.1	—
4.75% Convertible Senior Notes due 2022	—	—	—	2.8	—
3.5% Convertible Senior Notes due 2025	18.8	18.8	—	18.8	—
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	150.4	150.8	127.2	151.2	127.1

Basic net income (loss) attributable to ATI per common share	$0.60	$0.47	$(0.23)	$1.03	$(0.30)

Diluted net income (loss) attributable to ATI per common share	$0.53	$0.42	$(0.23)	$0.96	$(0.30)

ATI Inc.
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. For example, we believe that EBITDA and Adjusted EBITDA are useful to investors because these measures are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and capital expenditures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated February 2, 2023:

	Three Months Ended		Fiscal Year Ended
	September 30 2022	December 31 2021	December 31 2022	December 31 2021

Net income (loss) attributable to ATI	$61.1	$(29.8)	$130.9	$(38.2)
Adjustments for special items, pre-tax:
Strike related costs (a)	—	—	—	63.2
Restructuring and other charges (credits) (b)	17.3	(2.0)	23.5	(10.5)
Retirement benefit settlement gain (c)	—	—	—	(64.9)
Loss (gain) on asset sales and sales of businesses, net (d)	—	(0.1)	134.2	(13.8)
Debt extinguishment charge (f)	—	65.5	—	65.5
Total pre-tax adjustments	17.3	63.4	157.7	39.5

Income tax on pre-tax adjustments for special items	(1.0)	—	(0.9)	15.5

Net income attributable to ATI excluding special items	$77.4	$33.6	$287.7	$16.8

	Three Months Ended
	September 30, 2022		December 31, 2021
	Reported	Adjusted	Reported	Adjusted
Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$61.1	$77.4	$(29.8)	$33.6
Effect of dilutive securities	2.8	2.8	—	4.0
Numerator for Diluted net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$63.9	$80.2	$(29.8)	$37.6

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	129.8	129.8	127.2	127.2
Effect of dilutive securities	21.0	21.0	—	25.5
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	150.8	150.8	127.2	152.7

Diluted net income (loss) attributable to ATI per common share	$0.42	$0.53	$(0.23)	$0.25

	Fiscal Year Ended
	December 31, 2022		December 31, 2021
	Reported	Adjusted	Reported	Adjusted
Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$130.9	$287.7	$(38.2)	$16.8
Effect of dilutive securities	13.5	13.5	—	—
Numerator for Diluted net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$144.4	$301.2	$(38.2)	$16.8

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	127.5	127.5	127.1	127.1
Effect of dilutive securities	23.7	23.7	—	0.9
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	151.2	151.2	127.1	128.0

Diluted net income (loss) attributable to ATI per common share	$0.96	$1.99	$(0.30)	$0.13

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Three Months Ended			Fiscal Year Ended
	December 31 2022	September 30 2022	December 31 2021	December 31 2022	December 31 2021
Net income (loss) attributable to ATI	$76.9	$61.1	$(29.8)	$130.9	$(38.2)
Net income attributable to noncontrolling interests	4.3	3.3	5.2	15.6	22.0
Net income (loss)	81.2	64.4	(24.6)	146.5	(16.2)
(+) Depreciation and Amortization	35.8	35.6	35.9	142.9	143.9
(+) Interest Expense	19.6	20.8	24.7	87.4	96.9
(+/-) Income Tax Provision (Benefit)	4.2	3.0	(4.7)	15.5	26.8
(+) Strike related costs (a)	—	—	—	—	63.2
(+/-) Restructuring and other charges (credits) (b)	0.2	17.3	(2.0)	23.7	(10.5)
(-) Retirement benefit settlement gain (c)	—	—	—	—	(64.9)
(+/-) Loss (gain) on asset sales and sales of businesses, net (d)	—	—	(0.1)	134.2	(13.8)
(-) Joint venture restructuring credit (e)	(0.9)	—	—	(0.9)	—
(+) Debt extinguishment charge (f)	—	—	65.5	—	65.5
ATI Adjusted EBITDA	$140.1	$141.1	$94.7	$549.3	$290.9
Corporate expenses	14.5	14.2	14.9	62.4	55.9
Closed operations and other expense (income)	(0.7)	6.3	0.3	12.1	4.8
Total segment EBITDA	$153.9	$161.6	$109.9	$623.8	$351.6

(a) Full year 2021 results include $63.2 million of pre-tax strike related costs, primarily consisting of overhead costs recognized in the period due to below-normal operating rates, higher costs for outside conversion activities, and ongoing benefit costs for striking employees.
(b) Fourth quarter 2022 includes a $0.2 million pre-tax restructuring charge. Third quarter 2022 results includes a $19.9 million pre-tax litigation reserve, partially offset by a $2.6 million pre-tax credit for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates. Full year 2022 results includes a $28.5 million pre-tax litigation reserve, partially offset by a $4.8 million pre-tax credit for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates. Fourth quarter 2021 and full year 2021 results include $2.0 million and $10.5 million, respectively, of pre-tax net credits for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates.
(c) Full year 2021 results include a $64.9 million pre-tax retirement benefit settlement gain associated with the new collective bargaining agreement that was ratified on July 14, 2021 with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied & Industrial Service Workers International Union, AFL-CIO, CLC involving approximately 1,100 active full-time represented employees located primarily within the AA&S segment operations, as well as a number of inactive employees.
(d) Full year 2022 results include a $141.0 million loss on the sale of our Sheffield, UK operations, which was completed in the second quarter 2022. This loss includes $55.6 million related to the UK defined benefit pension plan, of which $26.1 million was reported as a net pension asset and $29.5 million in accumulated other comprehensive loss, and $20.0 million of cumulative translation adjustment foreign exchange losses. This loss was offset by $6.8 million pre-tax gain on the sale of our small Pico Rivera, CA operations as part of the strategy to exit standard stainless products. Fourth quarter 2021 and full year 2021 results include a $0.1 million and $13.8 million, respectively, pre-tax gain on the sale of its Flowform Products business, which uses flowforming process technologies to produce thin-walled components in net or near-net shapes across multiple alloy systems for use in the aerospace & defense and energy markets.
(e) Full year and fourth quarter 2022 results include a $0.9 million pre-tax credit for ATI's 50% share of Allegheny & Tsingshan Stainless joint venture's credit for restructuring charges.
(f) Full year and fourth quarter 2021 results include a $65.5 million pre-tax debt extinguishment charge for the redemption of the $500 million, 5.875% Notes due 2023.

Managed Working Capital
As part of managing the performance of our business, we focus on controlling Managed Working Capital, which we define as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. We exclude the effects of inventory valuation reserves and reserves for uncollectible accounts receivable when computing this non-GAAP performance measure, which is not intended to replace Working Capital or to be used as a measure of liquidity. We assess Managed Working Capital performance as a percentage of the prior three months annualized sales to evaluate the asset intensity of our business.

	December 31	September 30	December 31
	2022	2022	2021

Accounts receivable	$579.2	$678.1	$470.0
Short-term contract assets	64.1	70.2	53.9
Inventory	1,195.7	1,216.9	1,046.3
Accounts payable	(553.3)	(410.2)	(375.5)
Short-term contract liabilities	(149.1)	(120.7)	(116.2)
Subtotal	1,136.6	1,434.3	1,078.5

Allowance for doubtful accounts	7.7	3.9	3.8
Inventory reserves	70.9	69.4	65.4
Managed working capital	$1,215.2	$1,507.6	$1,147.7

Annualized prior 3 months sales	$4,041.9	$4,128.0	$3,061.5

Managed working capital as a
% of annualized sales	30.1%	36.5%	37.5%

Change in managed working capital:
Year-to-date 2022	$67.5
Q4 2022	$(292.4)